Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: GISX
Thursday, January 26, 2006	TRADED: Nasdaq

GLOBAL IMAGING RESULTS SET THIRD-QUARTER RECORDS

Revenues Increase 10 Percent to $256.8 Million;

Diluted EPS of $.64 Compares with $.59

TAMPA, Fla., Jan. 26–Global Imaging Systems, Inc. (Nasdaq: GISX) today announced that results for the three months ended December 31, 2005 set third-quarter records for revenues, operating income, net income and earnings per share.

Revenues increased 10.0 percent to $256.8 million from $233.5 million in the third quarter a year ago. Automated office equipment, primarily copiers, continued to post a solid internal revenue growth rate of five percent, as the company has now achieved 30 consecutive quarters of positive internal growth in its copier business with five consecutive quarters of five percent or more internal growth. In the company’s technology business, internal revenue growth was seven percent. The company’s combined internal revenue growth for the third quarter was five percent.

Third quarter operating income grew 9.0 percent to $29.7 million from $27.2 million for the corresponding three months last year. Net income increased 7.8 percent to $16.1 million from net income in the third quarter last year of $14.9 million. Diluted earnings per share were 64 cents versus 59 cents a year ago.

Earnings before interest, taxes, depreciation and amortization (EBITDA) continued its upward trend reaching $34.3 million, an increase of 9.1 percent from $31.4 million for the third quarter a year ago.

For the nine months ended December 31, 2005, revenues were up 12.2 percent to $762.0 million versus $679.1 million, operating income increased 7.6 percent to $84.8 million from $78.8 million, net income was up 8.5 percent to $46.0 million from $42.4 million, and diluted earnings per share were $1.82 versus $1.69 for the corresponding period last year. The year-ago nine months’ results include a $1.7 million first-quarter pretax loss on early extinguishment of debt. Earnings before interest, taxes, depreciation and amortization and loss on early extinguishment of debt (adjusted EBITDA) totaled $98.4 million, up 7.9 percent from $91.2 million for the first three quarters a year ago.

Tom Johnson, chairman and CEO of Global Imaging Systems, said, “Overall, we are very pleased to report another quarter of record performance. Our previous and continuing investments in senior management and training contributed significantly to these results, helping us grow operating margins sequentially from 10.9% in the second quarter to 11.6% in the third quarter.” Mr. Johnson also noted that, “Although we continue to experience higher healthcare costs versus the year-ago periods, we are optimistic that the plan changes we implemented effective January 1 will help us manage our healthcare expenses more cost-effectively.”

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Michael Shea, president and COO of Global Imaging Systems, noted, “Third quarter revenues in the most profitable part of the company’s business, service and rentals, were up both sequentially from the second quarter and also from the corresponding three months a year ago. This is a clear indicator that we are making progress growing our installed customer base.”

Mr. Shea added, “Discipline, focus, a commitment to great customer service and sharing of best practices remain the hallmarks of our consistent performance. Our benchmarking model continues to be an effective management tool for guiding both our own and our customers’ productivity improvements.”

Receivables at December 31, 2005 were at 40 days’ sales outstanding. Inventory turns were 5.5 on an annualized basis.

Looking forward, Mr. Johnson said, “Total revenue, including acquisitions to date but not potential additional acquisitions, should grow in the five to seven percent range for our fiscal 2006 fourth quarter. We expect our internal revenue growth to be in the range of four to five percent. For our fiscal 2006 fourth quarter, we expect diluted earnings per share to be in the range of 61 to 65 cents. This would compare with diluted EPS of 57 cents in the corresponding quarter last year.”

The company’s third quarter conference call is scheduled for this morning, January 26, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.global-imaging.com. The webcast will be archived and available on the investor relations page of the company’s website.

Global Imaging Systems offers a one-stop shop for office technology solutions to thousands of middle-market customers in 30 states and the District of Columbia. The company provides a broad line of office technology solutions including the sale and service of automated office equipment, network integration services and electronic presentation systems. The company is also a disciplined, profitable consolidator in the highly fragmented office technology solutions industry.

This press release includes presentations of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA. Adjusted EBITDA represents EBITDA adjusted for the loss on early extinguishment of debt. EBITDA is a measure commonly used by the capital markets to value enterprises. Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates. Excluding these items provides insight into the underlying results of operations and facilitates comparisons between Global and other companies. EBITDA is also a useful measure of the company’s ability to service debt and is one of the measures used for determining debt covenant compliance. Management believes EBITDA and adjusted EBITDA information is useful to investors for these reasons. Both EBITDA and adjusted EBITDA are non-GAAP financial measures and should not be viewed as an alternative to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure is net income and has provided a reconciliation of EBITDA and adjusted EBITDA to net income in this press release.

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This news release contains forward-looking statements and statements based on forward-looking information, including statements relating to Global’s expected future acquisitions, future revenue growth and future diluted earnings per share. These statements include the words “expect,” “believe,” variations of such words, “we are optimistic” and similar expressions which are intended to identify such forward-looking statements. These statements are based on numerous assumptions and are subject to uncertainties and risks. Actual results could differ materially. Factors that might cause Global’s results to differ materially include risks relating to changes in the overall economy; rising interest rates; Global’s debt and debt service obligations; the challenge of integrating acquired businesses; the need for funding acquisitions; Global’s ability to close acquisitions in a timely and cost-effective manner; the need for skilled employees; rapid technological change in Global’s industry; dependence on suppliers; and high levels of competition. Most of these risks are discussed in more detail under the caption “Risk Factors” in Global’s annual report on Form 10-K for the year ended March 31, 2005.

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FOR FURTHER INFO:	Tom Johnson, Chairman and CEO, or
Ray Schilling, Executive Vice President and CFO
Global Imaging Systems, Inc.
813/960-5508
-or-
Investor Relations Consultants, Inc.
727/781-5577
E-mail: gisx@mindspring.com

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Amounts in thousands except per-share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2005	2004	2005	2004
Revenues:
Equipment and supplies sales	$190,325	$173,321	$567,825	$508,731
Service and rentals	66,519	60,201	194,159	170,327

Total revenues	256,844	233,522	761,984	679,058
Costs and operating expenses:
Cost of equipment and supplies sales	119,889	111,384	361,650	325,217
Service and rental costs	34,909	30,676	101,334	87,346
Selling, general and administrative expenses	71,917	63,952	212,876	186,678
Intangible asset amortization	458	300	1,347	1,051

Total costs and operating expenses	227,173	206,312	677,207	600,292

Income from operations	29,671	27,210	84,777	78,766
Loss on early extinguishment of debt	—	—	—	1,655
Interest expense	3,631	3,129	10,402	8,623

Income before income taxes	26,040	24,081	74,375	68,488
Income taxes	9,947	9,151	28,364	26,070

Net income	$16,093	$14,930	$46,011	$42,418

Net income per common share:
Basic	$0.70	$0.64	$1.99	$1.86

Diluted(a)	$0.64	$0.59	$1.82	$1.69

Weighted average number of shares outstanding:
Basic	23,071	23,168	23,077	22,851
Diluted	25,968	26,187	25,972	25,878

(a)    The calculation of diluted earnings per common share for the three and nine months ended December 31, 2005 and 2004 assumes the conversion of convertible notes issued in May 2003 resulting in 2,407 additional shares for all periods presented. For purposes of diluted earnings per common share, net income for the three months ended December 31, 2005 and 2004 includes the addback of $442, representing interest and financing fee expense, net of taxes, associated with the convertible notes. For the nine months ended December 31, 2005 and 2004, net income includes the addback of $1,326 and $1,328, respectively.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:
Net income	$16,093	$14,930	$46,011	$42,418
Income taxes	9,947	9,151	28,364	26,070
Interest expense	3,631	3,129	10,402	8,623
Amortization	458	300	1,347	1,051
Depreciation	4,163	3,931	12,254	11,369

EBITDA	34,292	31,441	98,378	89,531
Loss on early extinguishment of debt	—	—	—	1,655

Adjusted EBITDA	$34,292	$31,441	$98,378	$91,186

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	December 31, 2005	March 31, 2005
ASSETS

Current assets:
Cash and cash equivalents	$21,272	$25,365
Accounts receivable, net	127,153	115,905
Inventories, net	100,759	93,376
Other current assets	15,153	12,870

Total current assets	264,337	247,516
Rental equipment, net	16,260	16,475
Property and equipment, net	15,506	12,577
Goodwill and other assets	551,358	540,349

Total assets	$847,461	$816,917

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$84,738	$99,002
Current maturities of long-term debt	2,152	2,235
Deferred revenue	28,175	27,217
Income taxes payable	9,027	3,707

Total current liabilities	124,092	132,161
Deferred income taxes	38,980	34,466
Long-term debt, less current maturities	261,239	262,847
Other long-term liabilities	976	—

Total liabilities	425,287	429,474
Total stockholders’ equity	422,174	387,443

Total liabilities and stockholders’ equity	$847,461	$816,917

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Nine Months Ended December 31,
	2005	2004
OPERATING ACTIVITIES:
Net income	$46,011	$42,418
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,254	11,369
Amortization	1,347	1,051
Amortization of financing fees	823	766
Tax benefit of stock option exercises and vested restricted stock	1,978	3,926
Loss on early extinguishment of debt	—	1,655
Deferred income tax expense	5,631	3,262
Unearned stock-based compensation expense	1,261	353
Changes in operating assets and liabilities, net of amounts acquired in purchase business combinations:
Accounts receivable	(9,822)	(8,318)
Inventories	(6,289)	(3,056)
Other current assets	(1,888)	14
Other assets	807	(959)
Accounts payable and accrued liabilities	(16,075)	(16,578)
Deferred revenue	(371)	(1,574)
Income taxes payable	5,320	3,494
Other long-term liabilities	976	—

Net cash provided by operating activities	41,963	37,823

INVESTING ACTIVITIES:
Proceeds from related party notes receivable	—	400
Purchases of property, equipment and rental equipment, net of proceeds from disposals	(14,761)	(11,486)
Purchases of businesses, net of cash acquired	(13,879)	(147,591)

Net cash used in investing activities	(28,640)	(158,677)

FINANCING ACTIVITIES:
Payments on long-term debt	(1,691)	(1,057)
Proceeds from issuance of long-term debt	—	70,000
Financing fees paid	(19)	(1,419)
Purchases of treasury stock	(20,000)	—
Stock options exercised	4,294	6,889

Net cash (used in) provided by financing activities	(17,416)	74,413

Net decrease in cash and cash equivalents	(4,093)	(46,441)
Cash and cash equivalents, beginning of period	25,365	47,266

Cash and cash equivalents, end of period	$21,272	$825

Non-cash investing activities:
Stock issued for business purchases	$920	$31,409